SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________

SCHEDULE 13G
(Rule 13d-102)


INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
TO RULE 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
PURSUANT TO RULE 13d-2(b)

(Amendment No. 1)*

BMC STOCK HOLDINGS, INC.
(Name of Issuer)

Common Stock
(Title of Class of Securities)

05591B109
(CUSIP Number)

December 31, 2015
(Date of Event Which Requires Filing of This Statement)

	Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

			 Rule 13d-1(b)
			 Rule 13d-1(c)
			 Rule 13d-1(d)
____________________

*	The remainder of this cover page shall be filled out for a reporting person?s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

	The information required in the remainder of this cover page shall not be deemed to be ?filed? for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(Continued on following pages)





CUSIP NO.	05591B109
13G
Page 2 of 17 Pages

1
NAMES OF REPORTING PERSONS

KDI CAPITAL PARTNERS, LLC
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
										(a)
										(b)
3
SEC USE ONLY

4
CITIZENSHIP OR PLACE OF ORGANIZATION

STATE OF NORTH CAROLINA, UNITED STATES OF AMERICA






NUMBER OF
SHARES
BENEFICIALLY
OWNED BY
EACH
REPORTING PERSON WITH
5
SOLE VOTING POWER

N/A


6
SHARED VOTING POWER

1,105,496 shares of Common Stock

7
SOLE DISPOSITIVE POWER

N/A


8
SHARED DISPOSITIVE POWER

1,105,496  shares of Common Stock
9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,105,496  shares of Common Stock
10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
CERTAIN SHARES


11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

4.2% of the outstanding shares of Common Stock
12
TYPE OF REPORTING PERSON

IA, OO (Limited Liability Company)





CUSIP NO.	05591B109
13G
Page 3 of 17 Pages

1
NAMES OF REPORTING PERSONS

OUTSTANDING BUSINESSES LIMITED PARTNERSHIP

2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
										(a)
										(b)
3
SEC USE ONLY

4
CITIZENSHIP OR PLACE OF ORGANIZATION

STATE OF NORTH CAROLINA, UNITED STATES OF AMERICA






NUMBER OF
SHARES
BENEFICIALLY
OWNED BY
EACH
REPORTING PERSON WITH
5
SOLE VOTING POWER

N/A


6
SHARED VOTING POWER

193,570 shares of Common Stock

7
SOLE DISPOSITIVE POWER

N/A


8
SHARED DISPOSITIVE POWER

193,570 shares of Common Stock
9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

193,570 shares of Common Stock
10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
CERTAIN SHARES


11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.7% of the outstanding shares of Common Stock
12
TYPE OF REPORTING PERSON

PN (Limited Partnership)



CUSIP NO.	05591B109
13G
Page 4 of 17 Pages

1
NAMES OF REPORTING PERSONS

A FEW VALUABLE BUSINESSES PARTNERSHIP

2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
										(a)
										(b)
3
SEC USE ONLY

4
CITIZENSHIP OR PLACE OF ORGANIZATION

STATE OF NORTH CAROLINA, UNITED STATES OF AMERICA






NUMBER OF
SHARES
BENEFICIALLY
OWNED BY
EACH
REPORTING PERSON WITH
5
SOLE VOTING POWER

N/A


6
SHARED VOTING POWER

237,884 shares of Common Stock

7
SOLE DISPOSITIVE POWER

N/A


8
SHARED DISPOSITIVE POWER

237,884 shares of Common Stock
9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

237,884 shares of Common Stock
10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
CERTAIN SHARES


11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.9% of the outstanding shares of Common Stock
12
TYPE OF REPORTING PERSON

PN (Limited Partnership)






CUSIP NO.	05591B109
13G
Page 5 of 17 Pages

1
NAMES OF REPORTING PERSONS

CAPITAL PARTNER INVESTMENTS LIMITED PARTNERSHIP

2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
										(a)
										(b)
3
SEC USE ONLY

4
CITIZENSHIP OR PLACE OF ORGANIZATION

STATE OF NORTH CAROLINA, UNITED STATES OF AMERICA






NUMBER OF
SHARES
BENEFICIALLY
OWNED BY
EACH
REPORTING PERSON WITH
5
SOLE VOTING POWER

N/A


6
SHARED VOTING POWER

195,438 shares of Common Stock

7
SOLE DISPOSITIVE POWER

N/A


8
SHARED DISPOSITIVE POWER

195,438 shares of Common Stock
9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

195,438 shares of Common Stock
10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
CERTAIN SHARES


11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.8% of the outstanding shares of Common Stock
12
TYPE OF REPORTING PERSON

PN (Limited Partnership)



CUSIP NO.	05591B109
13G
Page 6 of 17 Pages

1
NAMES OF REPORTING PERSONS

WORTHY COMPANIES LIMITED PARTNERSHIP
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
										(a)
										(b)
3
SEC USE ONLY

4
CITIZENSHIP OR PLACE OF ORGANIZATION

STATE OF NORTH CAROLINA, UNITED STATES OF AMERICA






NUMBER OF
SHARES
BENEFICIALLY
OWNED BY
EACH
REPORTING PERSON WITH
5
SOLE VOTING POWER

N/A


6
SHARED VOTING POWER

67,733 shares of Common Stock

7
SOLE DISPOSITIVE POWER

N/A


8
SHARED DISPOSITIVE POWER

67,733 shares of Common Stock
9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

67,733 shares of Common Stock
10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
CERTAIN SHARES


11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.3% of the outstanding shares of Common Stock
12
TYPE OF REPORTING PERSON

PN (Limited Partnership)



CUSIP NO.	05591B109
13G
Page 7 of 17 Pages

1
NAMES OF REPORTING PERSONS

FINANCIAL ASCENT LIMITED PARTNERSHIP
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
										(a)
										(b)
3
SEC USE ONLY

4
CITIZENSHIP OR PLACE OF ORGANIZATION

STATE OF NORTH CAROLINA, UNITED STATES OF AMERICA






NUMBER OF
SHARES
BENEFICIALLY
OWNED BY
EACH
REPORTING PERSON WITH
5
SOLE VOTING POWER

N/A


6
SHARED VOTING POWER

109,361shares of Common Stock

7
SOLE DISPOSITIVE POWER

N/A


8
SHARED DISPOSITIVE POWER

109,361shares of Common Stock
9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

109,361shares of Common Stock
10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
CERTAIN SHARES


11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.4% of the outstanding shares of Common Stock
12
TYPE OF REPORTING PERSON

PN (Limited Partnership)



CUSIP NO.	05591B109
13G
Page 8 of 17 Pages

1
NAMES OF REPORTING PERSONS

FINANCIAL ASCENT TE LIMITED PARTNERSHIP

2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
										(a)
										(b)
3
SEC USE ONLY

4
CITIZENSHIP OR PLACE OF ORGANIZATION

STATE OF NORTH CAROLINA, UNITED STATES OF AMERICA






NUMBER OF
SHARES
BENEFICIALLY
OWNED BY
EACH
REPORTING PERSON WITH
5
SOLE VOTING POWER

N/A


6
SHARED VOTING POWER

184,249 shares of Common Stock

7
SOLE DISPOSITIVE POWER

N/A


8
SHARED DISPOSITIVE POWER

184,249 shares of Common Stock
9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

184,249 shares of Common Stock
10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
CERTAIN SHARES


11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.7% of the outstanding shares of Common Stock
12
TYPE OF REPORTING PERSON

PN (Limited Partnership)





CUSIP NO.	05591B109
13G
Page 9 of 17 Pages

1
NAMES OF REPORTING PERSONS

JOHN M. DAY

2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
										(a)
										(b)
3
SEC USE ONLY

4
CITIZENSHIP OR PLACE OF ORGANIZATION

UNITED STATES OF AMERICA






NUMBER OF
SHARES
BENEFICIALLY
OWNED BY
EACH
REPORTING PERSON WITH
5
SOLE VOTING POWER

N/A


6
SHARED VOTING POWER

1,105,496 shares of Common Stock

7
SOLE DISPOSITIVE POWER

N/A


8
SHARED DISPOSITIVE POWER

1,105,496 shares of Common Stock
9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,105,496 shares of Common Stock
10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
CERTAIN SHARES


11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

4.2 % of the outstanding shares of Common Stock
12
TYPE OF REPORTING PERSON

IN



CUSIP NO.	05591B109
13G
Page 10 of 17 Pages

1
NAMES OF REPORTING PERSONS

SHELDON M. FOX

2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
										(a)
										(b)
3
SEC USE ONLY

4
CITIZENSHIP OR PLACE OF ORGANIZATION

UNITED STATES OF AMERICA






NUMBER OF
SHARES
BENEFICIALLY
OWNED BY
EACH
REPORTING PERSON WITH
5
SOLE VOTING POWER

N/A


6
SHARED VOTING POWER

1,105,496 shares of Common Stock

7
SOLE DISPOSITIVE POWER

N/A


8
SHARED DISPOSITIVE POWER

1,105,496 shares of Common Stock
9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,105,496 shares of Common Stock
10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
CERTAIN SHARES


11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

4.2 % of the outstanding shares of Common Stock
12
TYPE OF REPORTING PERSON

IN

Item 1.		(a)	Name of Issuer:

			BMC Stock Holdings, Inc. (the ?Issuer?)

		(b)	Address of Issuer?s Principal Executive Offices:

			980 Hammond Drive NE
			Suite 500
			Atlanta, GA 30328

Item 2.		(a)	Name of Persons Filing:

			KDI Capital Partners, LLC
       Outstanding Businesses Limited Partnership
       A Few Valuable Businesses Partnership
       Capital Partner Investments Limited Partnership
       Worthy Companies Limited Partnership
       Financial Ascent Limited Partnership
       Financial Ascent TE Limited Partnership
       John M. Day
       Sheldon M. Fox

		(b)	Address of Principal Business Office or, if None, Residence:

			For all persons filing:

			4101 Lake Boone Trail, Suite 218
       Raleigh, NC 27607

		(c)	Citizenship:

			KDI Capital Partners, LLC is a North Carolina limited liability company

       A Few Valuable Businesses Partnership, Capital Partner Investments Limited Partnership, Worthy Companies Limited Partnership, Financial Ascent Limited Partnership, Outstanding Businesses Limited Partnership and Financial Ascent TE
       Limited Partnership (collectively, the ?Partnerships?) are all Limited partnerships formed in the state of North Carolina

       Mr. Day and Mr. Fox are United States citizens

		(d)	Title of Class of Securities:

			Common Stock

		(e)	CUSIP Number:

			05591B109

Item 3.	If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b)
or (c), Check Whether the Person Filing is a:

	Not applicable. Filed pursuant to Rule 13d-1(c).



Item 4.		Ownership.



KDI Capital Partners, LLC

Outstanding Businesses Limited Partnership
A Few Valuable Businesses Partnership
Capital Partner Investments Limited
Partnership
Worthy Companies Limited Partnership
Financial Ascent Limited Partnership
Financial Ascent TE Limited Partnership

John M. Day

Sheldon
M. Fox
(a)	Amount Beneficially Owned:
1,105,496
193,570
237,884
195,438
67,733
109,361
184,249
1,105,496
1,105,496
(b)	Percent of Class:
4.2%
0.7%
0.9%
0.8%
0.3%
0.4%
0.7%
4.2%
4.2%
(c)	Number of Shares to
	Which Reporting Person
	Has:









(i)	Sole Voting Power:
N/A
N/A
N/A
N/A
N/A
N/A
N/A
N/A
N/A
(ii)	Shared Voting Power:
1,105,496
193,570
237,884
195,438
67,733
109,361
184,249
1,105,496
1,105,496
(iii)	Sole Dispositive Power:
N/A
N/A
N/A
N/A
N/A
N/A
N/A
N/A
N/A
(iv)	Shared Dispositive Power:
1,105,496
193,570
237,884
195,438
67,733
109,361
184,249
1,105,496
1,105,496

	The reported shares are the Issuer?s common stock.

1,105,496 of the reported shares are owned by investment advisory clients of KDI Capital Partners, LLC (?KDI?). As reflected above, each of the Partnerships directly owns shares of the Issuer
(of these 1,105,496 shares, 988,235 shares are owned in the aggregate by the Partnerships, and the remainder are owned by separate accounts managed by KDI.). KDI is the investment advisor and general partner of each of the Partnerships. Other separately managed account clients also own, in the aggregate, 117,261 shares of the Issuer; however, in the aggregate, these accounts amount to less than 1% of the outstanding shares of the Issuer.
As investment advisor to all of these accounts (and as investment advisor and general partner of the Partnerships), KDI could be deemed to be an indirect beneficial owner of 1,105,496 of the reported shares by virtue of its voting and dispositive power over these shares.

	John M. Day and Sheldon M. Fox are the managing members and principal owners of KDI, and could be deemed to share such indirect beneficial ownership with KDI.

This amendment to Schedule 13G (the ?Amendment?) is being filed to reflect year-end ownership of the Issuer?s securities for KDI?s clients on December 31, 2015 and updates previous filings made by KDI, the Partnerships and Messrs. Day and Fox.

Pursuant to Rule 13d-4 under the Securities Exchange Act of 1934, as amended (the ?Exchange Act?), this filing shall not be construed as an admission that the persons filing are, for purposes of
Section 13(d) or Section 13(g) of the Exchange Act, the beneficial owner of the securities covered by this statement.

Item 5.		Ownership of Five Percent or Less of a Class.

	If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following X .

Item 6.		Ownership of More than Five Percent on Behalf of Another Person.

	Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which
Acquired the Security Being Reported on by the Parent Holding
Company or Control Person.

		Not applicable.

Item 8.		Identification and Classification of Members of the Group.

		Not applicable.

Item 9.		Notice of Dissolution of Group.

		Not applicable.

Item 10.	Certification.

		By signing below, each of the undersigned certifies that, to the best of his or its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Exhibits

Exhibit 1

Joint Filing Agreement dated February 11, 2016, among KDI Capital
Partners, LLC, the Partnerships, John M. Day and Sheldon M. Fox.


SIGNATURES

	After reasonable inquiry and to the best of each of the undersigned?s knowledge and belief, each of the undersigned certifies that the information set forth in this Statement is true, complete and correct.


Date: February 11, 2016



KDI CAPITAL PARTNERS, LLC


By:	/s/ Sheldon M. Fox
Name: Sheldon M. Fox
Title: 	Managing Member




A FEW VALUABLE BUSINESSES PARTNERSHIP


By: 	KDI Capital Partners, LLC, General Partner

By:	/s/ Sheldon M. Fox
Name: Sheldon M. Fox
Title:	Managing Member




CAPITAL PARTNER INVESTMENTS LIMITED PARTNERSHIP


By: 	KDI Capital Partners, LLC, General Partner

By:	/s/ Sheldon M. Fox
Name: Sheldon M. Fox
Title:	Managing Member




WORTHY COMPANIES LIMITED PARTNERSHIP


By: 	KDI Capital Partners, LLC, General Partner

By:	/s/ Sheldon M. Fox
Name: Sheldon M. Fox
Title:	Managing Member




FINANCIAL ASCENT LIMITED PARTNERSHIP


By: 	KDI Capital Partners, LLC, General Partner

By:	/s/ Sheldon M. Fox
Name: Sheldon M. Fox
Title:	Managing Member





OUTSTANDING BUSINESSES LIMITED PARTNERSHIP


By: 	KDI Capital Partners, LLC, General Partner

By:	/s/ Sheldon M. Fox
Name: Sheldon M. Fox
Title:	Managing Member




FINANCIAL ASCENT TE LIMITED PARTNERSHIP


By: 	KDI Capital Partners, LLC, General Partner

By:	/s/ Sheldon M. Fox
Name: Sheldon M. Fox
Title:	Managing Member




/s/ John M. Day

John M. Day





/s/ Sheldon M. Fox

Sheldon M. Fox





























EXHIBIT 1

JOINT FILING AGREEMENT

     In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a Statement on Schedule 13G (including any and all amendments thereto) with respect to the Common Stock of Stock Building Supply
  Holdings, Inc., and further agree that this Joint Filing Agreement shall be Included as an Exhibit to such joint filings.

     The undersigned further agree that each party hereto is responsible for the timely filing of such Statement on Schedule 13G and any amendments thereto, and for the accuracy and completeness of the information concerning such party contained therein; provided, however, that no party is responsible for the accuracy or completeness of the information concerning any other
  party,   unless such party knows or has reason to believe that such information is  inaccurate.

     This Joint Filing Agreement may be signed in counterparts with the same effect as if the signature on each counterpart were upon the same instrument.

     IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of February 11, 2016



KDI CAPITAL PARTNERS, LLC


By:	/s/ Sheldon M. Fox
Name: Sheldon M. Fox
Title: 	Managing Member




A FEW VALUABLE BUSINESSES PARTNERSHIP


By: 	KDI Capital Partners, LLC, General Partner

By:	/s/ Sheldon M. Fox
Name: Sheldon M. Fox
Title:	Managing Member




CAPITAL PARTNER INVESTMENTS LIMITED PARTNERSHIP


By: 	KDI Capital Partners, LLC, General Partner

By:	/s/ Sheldon M. Fox
Name: Sheldon M. Fox
Title:	Managing Member





WORTHY COMPANIES LIMITED PARTNERSHIP


By: 	KDI Capital Partners, LLC, General Partner

By:	/s/ Sheldon M. Fox
Name: Sheldon M. Fox
Title:	Managing Member




FINANCIAL ASCENT LIMITED PARTNERSHIP


By: 	KDI Capital Partners, LLC, General Partner

By:	/s/ Sheldon M. Fox
Name: Sheldon M. Fox
Title:	Managing Member





OUTSTANDING BUSINESSES LIMITED PARTNERSHIP


By: 	KDI Capital Partners, LLC, General Partner

By:	/s/ Sheldon M. Fox
Name: Sheldon M. Fox
Title:	Managing Member




FINANCIAL ASCENT TE LIMITED PARTNERSHIP


By: 	KDI Capital Partners, LLC, General Partner

By:	/s/ Sheldon M. Fox
Name: Sheldon M. Fox
Title:	Managing Member




/s/ John M. Day

John M. Day





/s/ Sheldon M. Fox

Sheldon M. Fox



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